Exhibit 10.1
English Translation

EMPLOYMENT CONTRACT

BETWEEN:     The Company COTY SAS
    14 rue du Quatre Septembre
75002 PARIS
Represented by Robert Garcia, Director of Human Resources, Lead France. Hereinafter referred to as the "Company",

AND:         Mr. Pierre-André Terisse
Hereinafter referred to as the "Employee",
Hereinafter jointly referred to as the Parties.

The Parties have agreed to employee the Employee on an indefinite basis as of 1 February 2019, who declares that (s)he is free of any obligation and is not bound to any other company by an employment contract or a non-competition clause.

If the Employment Contract is not signed by the Employee within 48 hours of its delivery or receipt by the Employee, the Letter of Offer and the Employment Contract offer shall be considered null and void.

The following has therefore been agreed:

1) START DATE, TERM

The Employee is employed as of 1 February 2019 and for an indefinite period.

2) DUTIES

The Employee will perform the duties of a/an Chief Financial Officer, with executive status (senior manager).

The tasks entrusted to the Employee in this respect are, by nature, changing in nature and may be adapted according to the Company's operating requirements. Where applicable, the Employee undertakes to follow any training requested by the Company.

As an indication, it is specified that these duties correspond to coefficient 880 of the national collective agreement for the chemical and related industries (hereinafter referred to as the "Collective Agreement") currently applicable to the Company. The reference to the Collective Agreement in the Employment Contract is purely indicative and does not imply any contractualisation of the benefits provided for therein.

3) PLACE OF WORK, TRAVEL

On the start date of his/her employment, the Employee shall perform his duties in Paris, within the Company's establishment located at 14 rue du Quatre Septembre, 75002 Paris. However, his place of work may be moved to any place in Paris or within the Ile-de-France region in the interest of the proper functioning and development of the Company, without this change constituting a modification of the Employment Contract. The Employee expressly accepts the possibility of such a change.

Given the nature of his duties, the Employee may make frequent business trips both in France and abroad. The expenses related to travel necessary for the proper performance of his tasks will be reimbursed in accordance with the business expenses policy then in force within the Company.

4) HOURS OF WORK

In accordance with the provisions of Article L. 3111-2 of the Code du travail (French Employment Code), and taking into account the importance of the responsibilities entrusted to him/her, which will involve a great deal of independence in the organization of his/her working time, the wide autonomy of judgment, initiative and decision-making which (s)he will have and the level of his/her remuneration which is among the highest of the remuneration systems applied within the Company, the Parties agree that the Employee will have the status of:

•	Senior Manager. The Employee therefore expressly acknowledges that (s)he is not subject to any legal or contractual provisions relating to working hours.

In accordance with the collective company agreement on working hours and the organization of working time of 24 June 2015, the Employee will more specifically be part of "contractual category A, senior managers".

Consequently, the Employee's basic fixed remuneration as stipulated below in Article 5 shall be fixed and independent of the time the Employee devotes to the performance of his duties.

5) REMUNERATION

5.1) Basic annual fixed salary
In remuneration for his/her duties, the Employee will receive a basic annual fixed salary of a gross amount of €680,000 payable in 12 monthly installments.

5.2) Annual variable remuneration
In addition to the fixed salary provided for above, the Employee will be eligible to participate in the Coty Group's Annual Performance Plan (hereinafter referred to as the "APP"), currently in force within the Company.
In this context, the gross target bonus amount would be equivalent to 70% of the Employee's gross basic annual fixed salary.
The Company may, at any time and at its sole discretion, amend the APP Plan. The Employee will not have acquired any right to benefits under the APP and will therefore not be entitled to maintain them, in principle, as well as in the calculation methods defined by the APP or in the amounts actually paid under the APP, unless expressly stipulated in the APP.
The objectives, qualitative and/or quantitative, as well as the methods of calculating variable remuneration, will be defined unilaterally by the Company. This bonus will be prorated according to the actual employment start date by the Company. The right to variable remuneration under the APP is subject to the presence of the Employee on the date of payment.

6) COMPANY CAR/VEHICLE ALLOCATION

For the purposes of performing his/her duties, the Employee will benefit, at his/her choice, from a vehicle allowance, the amount of which will be determined in accordance with the car policy ("Car Policy France") in force within the Company, or a company vehicle, that the Company will make available to him/her under the conditions provided for by this same car policy.

In this respect, the Employee confirms that (s)he holds a valid driving license and undertakes to inform the Company without delay of any change in this respect.

The Employee will be allowed to use the company car made available to him/her for personal purposes.

No contravention or fine that the Employee has to pay for violations of the Highway Traffic Act, in the context of his/her personal or business use of the vehicle, shall be covered or reimbursed by the Company.

The use of a company car for personal needs constitutes a benefit in kind which will be taken into account both from a tax point of view and for the calculation of social security contributions.

In the event of an accident, the Employee must inform the Company and the insurance company within 48 hours, specifying the circumstances of the accident.

The car made available to the Employee must be returned to the Company in the event of termination of the Employment Contract for any reason whatsoever, as soon as the Employment Contract is effectively terminated or, with the agreement of the Employee, before that date.

The Company reserves the right to modify its car policy at any time, and in particular the terms and conditions of use of the company car.

7) ELIGIBILITY FOR THE LTIP AND OWNERSHIP PROGRAMME

The Employee will be eligible to participate in the “Long Term Incentive Plan” (LTIP) in the form of Restricted Shares Units (RSU). These RSUs are generally granted annually and are not considered fully vested until 5 years after the date they are granted. The granting cycle usually takes place in October. Any granting of shares is subject to review and approval by Coty's Executive Committee and is subject to the signature of the confidentiality and non-competition clauses provided for in the Employment Contract.

The Employee will also be eligible for the "Elite" Program of the Company's “Coty Ownership Plan”.

The Company may, at any time and at its sole discretion, amend the LTIP and/or the Ownership Plan. The Employee will not have acquired any right to benefits under these plans and will therefore not be entitled to maintain them, in principle, as well as in the calculation methods defined by them or in the amounts actually paid under these plans, unless expressly stipulated in these plans.

8) RELOCATION ASSISTANCE SERVICES

The mobility assistance services provided for in the Offer Letter of 8 January 2019 are no longer applicable and are therefore null and void, in particular (but not limited to) the "Relocation Allowance" and "Temporary Housing Assistance".

9) PAID LEAVE

The Employee will be granted paid leave in accordance with the legal and contractual provisions in force within the Company, the period for taking such leave being determined by agreement between the Employee and his supervisor, taking into account the needs related to the organization of the activity.

Unless otherwise agreed in writing by the Company, no carry-over of leave will be allowed from one year to the next.

10) PROFESSIONAL OBLIGATIONS

The Employee undertakes to comply with the instructions of the Management concerning the conditions under which the work is carried out and the rules governing its internal functioning, in particular the Company's Internal Regulations, the Charter of Professional Ethics, the instructions and specific work instructions that will be given to him as well as the utmost discretion on all matters concerning the activities of the Company and the group to which the Company belongs (hereinafter referred to as the "Group").

The Employee also undertakes to inform the Company without delay of any change in his personal situation with regard to the information provided by him at the employment start-date (address, telephone, marital status, civil status, etc.).

In the event of illness, accident or physical incapacity, and unless this is impossible due to major circumstances, the Employee must inform the Company of his absence on the same day and by any means and justify it by sending a certificate of absence from work within 48 working hours of his/her absence.

In the event that his work stoppage is extended, the Employee must send a certificate justifying this extension within the same time limit.

11) EXCLUSIVITY

During the performance of the Employment Contract, the Employee must devote all his/her activity and care to the Company and therefore refrains, without the prior written consent of the Parties, from carrying on another professional activity, either for his/her own account or for that of third parties.

12) PERSONAL DATA

The Employee agrees that the Company may collect, store and process any personal data that he/she may disclose to it in connection with the duties performed under the Employment Contract, in particular (and without this list being restrictive) for the purposes of administering personnel registers, processing pay and changes in remuneration and other benefits, conducting performance interviews and reviews, and keeping absence registers.

The Employee acknowledges and accepts that the Company may, as part of its responsibilities and obligations as an employer, be required to disclose personal information concerning the Employee after the termination of the Employment Contract. The Employee acknowledges that this situation does not affect his/her rights under law no. 78-17 of 6 January 1978.

13) CONFIDENTIALITY

The Employee is bound, regardless of his/her general obligation of confidentiality and professional secrecy, to an absolute obligation of discretion with regard to all Confidential Information (as defined below) of which (s)he may become aware as a result of his/her duties or his/her membership of the Company.

As such, as from the effective date of the Employment Contract and subsequent to its termination, the Employee undertakes not to use or disclose to third parties any Confidential

Information except (i) for the performance of his/her duties under the Employment Contract, (ii) if otherwise required by law, regulation or judicial procedure, or (iii) at the request of a governmental authority, agency or institution.

For the purposes of the Employment Contract, the term "Confidential Information" refers to any exclusive or confidential information relating to the Company and the Group, to the Company's and the Group's customers, or to any other party with whom the Company or the Group maintains business relationships or which could provide the Company and/or the Group with a competitive advantage, and includes, but is not limited to, trade secrets, inventions (patentable or not), technological and commercial processes, business, product, strategy and marketing plans, negotiation strategies, sales or other forecasts, financial information, customer lists or other documents protected by intellectual property, information relating to salaries and benefits, compilations of public data that become confidential and proprietary because of their compilation by the Company or one of the Group’s companies for use in the course of its business, and documents (including electronic files, video or audio cassettes) and oral communications incorporating Confidential Information.

The Employee must also comply with any obligation of confidentiality to which the Company may be bound with regard to third parties and of which the Employee has or should have knowledge, regardless of the source. The information cannot be considered Confidential Information if it is or becomes generally accessible to the public through any means other than unauthorized disclosure, an action by the Employee or decision of the Employee or disclosure by any other person who directly or indirectly receives such information from the Employee. Given the value attached to the Confidential Information, the Company takes measures to preserve its confidentiality and keep it secret. Confidential Information may be copied, disclosed or used by the Employee in the performance of his/her duties within the limits of what is necessary for the Company's business and, where applicable, in compliance with any commitments that may bind the Company to third parties. If the disclosure of information covered by this confidentiality obligation is required of the Employee, whether in legal proceedings or not, the Employee must inform the Company and obtain its written consent prior to any disclosure.

14) TERMINATION OF THE EMPLOYMENT CONTRACT

Subject to the applicable legal and contractual provisions, each of the Parties may terminate the Employment Contract, which shall terminate at the end of six (6) months' notice following notification of the termination at the Company's or Employee's initiative.

15) NON-SOLLICITATION OF EMPLOYEES

In the event of termination of the Employment Contract, for any reason whatsoever, the Employee shall refrain, for a period of 12 months from the date of his/her actual departure from the Company, whether on his/her own account or on the account of a third party, whether an individual or a legal entity, from, directly or indirectly, offer employment to any person who was, on the last day worked by the Employee under the Employment Contract, an employee, consultant or corporate officer of the Company or the Group or to attempt, by any means whatsoever, directly or indirectly, to persuade or induce such person to accept another employment or to leave the Company or the Group.

16) NON-COMPETITION

Given the nature and importance of the duties performed by the Employee within the Company, the information and knowledge that (s)he has been able to or may acquire within the Company, his/her training and experience but also the particularly competitive situation of the market on which the Company operates, the Employee shall refrain, except with the prior written consent of the Company, in the event of the termination of the Employment Contract by either Party or with the agreement of the Parties, for any reason whatsoever, from:

•	owning, acquiring directly or indirectly an interest in a company carrying out a competing activity of the Company or one of the Group's companies;

•
entering the service, in particular as an employee, corporate officer or consultant of a company competing, directly or indirectly, with the activities, services and products of the Company or one of the Group's companies;

•
creating or taking over, directly or indirectly, through an intermediary, an activity of the same or similar nature or a similar activity or to collaborate directly or indirectly, in particular as an employee, corporate officer or consultant in such an activity and, more generally, in any activity relating to the Company's business sector;

•
from soliciting or approaching, directly or indirectly, any customer, business partner of the Company or one of the Group’s companies or any natural person or legal entity having a business relationship with the Company (supplier or other) or with the Group, with whom the Employee has been in contact during the 12 months preceding the last day worked by the Employee under the Employment Contract for purposes other than the development of the Company, and in particular from encouraging them to cease their business relationship with the Company or one of the Group’s companies.

For the purposes of this clause, a "competing activity” is defined as any commercial, professional or other activity in the field of perfumes, make-up, cosmetics, hygiene and body and hair care products that competes in any way with any product, service or activity of the Group for which the Employee has worked or for which (s)he has assumed responsibility during the last two (2) years of his/her employment within the Company or the Group.

This prohibition of competition is applicable for a period of 12 months from the termination of the Employment Contract and applies to the following geographical area: all countries for which the Employee has carried out an activity on behalf of the Company in the 24 months preceding the end date of the Employment Contract.

In return for this prohibition of competition, the Employee will receive monthly compensation equal to 2/3 of his gross monthly salary, calculated on the basis of his/her remuneration, as defined in article 5.1 of the Employment Contract, received during the last 12 months preceding the notification of the termination.

In the event of a breach of this clause, the Employee shall pay the Company a sum fixed by mutual agreement at 2/3 of his gross monthly salary, calculated on the basis of his remuneration, as defined in article 5.1 of the Employment Contract, received during the last 12 months preceding the notification of the termination. The Company will then be released from its commitment to pay the financial contribution.

The payment of this compensation by the Employee shall not deprive the Company of its right to sue the Employee for the damage actually suffered and to have the cessation of competitive activity and the reimbursement of the sums paid by the Company to the Employee pursuant to this non-competition clause ordered under penalty payment.

In accordance with the provisions of the Collective Agreement, the Company may unilaterally remove the non-competition clause during the performance of the Employment Contract, it being specified that, in accordance with the terms of the Collective Agreement, this deletion will only take effect if the Employee is not dismissed within one year of the notification of the said deletion.

In accordance with the provisions of the Collective Agreement, if the Company terminates the Employment Contract for any reason whatsoever, it may, with the agreement of the Employee, release him in writing from his prohibition of competition at the time of the termination. In this case, the monthly compensation previously provided for will be paid to the Employee for a period of 3 months from the effective termination of his duties within the Company by the Employee.

In accordance with the provisions of the Collective Agreement, if the Employee terminates the Employment Agreement, (s)he must explicitly remind the Company in writing of the existence of this non-competition clause. The Company will then have a period of three weeks to release itself from the non-competition compensation previously provided for by releasing the Employee in writing from his/her prohibition of competition. In this case, the monthly compensation previously provided for will be paid to the Employee for a period of 3 months from the effective termination of his duties within the Company by the Employee.

In the event of a contractual termination of the Employment Contract, the Employee and the employer may agree to waive the non-competition obligation by expressly mentioning it in the termination form.

17) RETURN OF EQUIPMENT

During the performance or at the end of the Employment Contract, whatever the cause, the Employee must return, at the Company's request, all documents, drawings, notes, memoranda, diskettes, manuals, reports, specifications, tools, forms or any other property that may have been given to him/her in the performance of his/her duties, as well as any medium on which the Employee has stored or recorded data or information concerning the Company or one of the Group companies.

The Employee acknowledges that the aforementioned documents, information and property are the exclusive property of the Company and that (s)he has no right of retention over them.

18) SUPPLEMENTARY PENSION, PROVIDENT SCHEME, HEALTH CARE COSTS

The Employee will be affiliated to the following funds:

•	for the supplementary pension:
KLESIA, 1/13 rue Denise Buisson, 93554 MONTREUIL CEDEX

•	for the provident scheme and coverage of health expenses (unless otherwise provided for in the case of health expenses coverage):
VIVINTER, 82, rue Villeneuve, 92584 Clichy Cedex.

19) APPLICABLE LAW

The Employment Contract is subject to French law.

Any dispute relating to its conclusion, execution or termination shall fall within the sole jurisdiction of the French courts.

The Company's representative and the Employee shall sign below, preceded by the handwritten words in French "lu et approuvé” (read and approved), as well as their initials on each of the pages other than this one.

Paris, 1 February 2019

The Employee                                For the Company
/s/ Pierre-Andre Terisse                         /s/ Robert Garcia